Exhibit 10.17
CONFIDENTIAL SEPARATION AGREEMENT
AND MUTUAL GENERAL RELEASE OF ALL CLAIMS
     This Confidential Separation Agreement and Mutual General Release of All Claims (“Separation Agreement”) is made by and between ImaRx Therapeutics, Inc. (“ImaRx”) and Evan C. Unger, MD (“Executive”) with respect to the following facts:
     A. Executive was employed by ImaRx as the President and Chief Executive Officer (“CEO”) pursuant to a Second Amended Executive Employment Agreement dated May 15, 2006 (“Employment Agreement”).
     B. Executive’s employment ceased effective October 19, 2006 (“Separation Date”). Executive’s continues to hold a director position on ImaRx’s Board of Directors. Executive has been paid all wages due as of the Separation Date.
     C. A dispute has arisen regarding whether Executive has earned any accrued, unused paid time off (“PTO Dispute”). ImaRx maintains that Executive, as President and CEO, took vacation and sick leave at his discretion during his employment and did not accrue any PTO. Accordingly, ImaRx denies that Executive is owed any accrued, unused PTO as of the Separation Date. Executive is willing to resolve the PTO Dispute on the terms set forth in this agreement.
     D. The parties desire to settle all claims and issues that have, or could have been raised, in relation to Executive’s employment with ImaRx and arising out of or in any way related to the acts, transactions or occurrences between Executive and ImaRx to date, including, but not limited to, Executive’s employment with ImaRx or the termination of that employment, on the terms set forth below.
     THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:
     1. Severance Package. ImaRx agrees to provide Executive with the following payments and benefits (“Severance Package”) to which he is not otherwise entitled. Executive acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by him in this Separation Agreement.
          1.1 Severance Payment. ImaRx agrees to pay Executive the equivalent of one (1) year’s base salary, or $250,000.00, less all appropriate federal and state income and employment taxes (“Severance Payment”) in accordance with the following two sentences. For the first six (6) months following the Separation Date, the Severance Payment will be made in twelve (12) equal installments in accordance with ImaRx’s regular payroll schedule, followed by a one-time lump sum payment for the remaining six (6) months, on the next regular payday. This Section 1.1 reflects the benefits described in Section 6.3(A) of the Employment Agreement, and is subject to the terms and conditions of this Separation Agreement. Other than as described in this Section 1.1, no further benefits or payments are due to Executive under Section 6.3(A) or any other provision of the Employment Agreement.
          1.2 Continuation of Group Health Benefits. ImaRx agrees to pay the premiums required to continue Executive’s group health care coverage through October 31, 2007, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period. This Section 1.2 provides benefits in addition to those contemplated under Section 6.3 of the Employment Agreement, and is subject to the terms and conditions of this Separation Agreement. If Executive’s group health insurance coverage included Executive’s dependents immediately prior to the Separation Date, such dependents shall also be covered at ImaRx’s expense.
          1.3 Computers and Cellular Phone. ImaRx agrees to allow Executive to retain the Sony laptop computer, Dell computer and monitor, and Palm Treo 650 issued to Executive by ImaRx that is currently in Executive’s possession or control. However, all confidential or proprietary information in the computers, Palm Treo 650 or on any computer disks within Executive’s possession or control must be returned in accordance with below paragraph 6 and its subparts.
          1.4 Attorneys’ Fees. ImaRx agrees to pay Executive’s attorneys’ fees incurred in connection with the negotiation of this Separation Agreement up to a maximum of $6,091.00, subject to applicable taxes, if any.
          1.5 Consulting Agreement. As additional consideration for Executive’s acceptance of this Separation Agreement, ImaRx agrees to retain Executive as a consultant, pursuant to the terms of the Consulting Agreement between ImaRx and Executive, which Executive is executing concurrently with this Separation Agreement (the “Consulting Agreement”).
          1.6 Stock Option Vesting. Notwithstanding any provision in the Employment Agreement (including without limitation Section 6.3 or Section 7) to the contrary, the provisions of Section 6.3 or Section 7 of the Employment Agreement providing for accelerated vesting of any and all stock options granted to Executive shall be null and void and of no force or effect. The vesting of any and all stock options granted to Executive shall be governed by Section 3.2 of the Consulting Agreement.
          1.7 Amendment to Employment Agreement. Notwithstanding any provision in the Employment Agreement to the contrary, the entirety of Section 7 of the Employment Agreement shall be null and void and of no force or effect. In consideration for the benefits offered to Executive under this Separation Agreement, Executive waives and relinquishes any and all rights or claims to any and all benefits under Section 7 of the Employment Agreement.
     2. Section 409A Compliance. The parties intend for the Employment Agreement and the Separation Agreement (collectively, this “Agreement”) either to satisfy the requirements of Section 409A of Internal Revenue Code of 1986, as amended and all applicable guidance promulgated thereunder (“Section 409A”) or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. If this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A. This Section 2 shall operate as an amendment to the Employment Agreement to bring the Employment Agreement into good faith compliance with Section 409A and shall replace and supersede any inconsistent provisions of the Employment Agreement.
          2.1 Notwithstanding any provision in this Agreement or in the Consulting Agreement to the contrary, any termination of employment contemplated under this Agreement shall satisfy the requirements of a “separation from service” under Section 409A.
          2.2 Notwithstanding any provision in this Agreement to the contrary, in the event Executive is a “specified employee,” as defined in Section 409A, any severance payment, severance benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the

Internal Revenue Code of 1986, as amended (the “Code”), shall be delayed by six months such that the first payment is made no earlier than the first date of the seventh month following the Executive’s separation from service (or the date of Executive’s death, whichever is earlier).
          2.3 Notwithstanding any provision in the Employment Agreement (including without limitation Section 6.3 or Section 7) to the contrary, the original exercise periods for any and all stock options granted to Executive as determined under the original stock option award agreement(s) shall remain unchanged and shall not be extended.
          2.4 To ensure satisfaction of the requirements of Section 409A(b)(3) of the Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.
          2.5 ImaRx hereby informs Executive that the federal, state, local and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change. Executive hereby acknowledges that ImaRx has advised him that he should consult with his own personal tax or financial advisor in connection with this Agreement and its tax consequences. Executive understands and agrees that ImaRx has no obligation and no responsibility to provide Executive with any tax or other legal advice in connection with this Agreement. Executive agrees that he shall bear sole and exclusive responsibility for any and all personal adverse federal, state, local and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement.
     3. Mutual General Release.
          3.1 Executive unconditionally, irrevocably and absolutely releases and discharges ImaRx, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of ImaRx, past and present, as well as ImaRx’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”) and ImaRx hereby unconditionally, irrevocably and absolutely releases and discharges Executive, from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with ImaRx, the termination of Executive’s employment, the PTO Dispute and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with ImaRx. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, the Arizona Civil Rights Act, and all claims for attorneys’ fees, costs and expenses. However, this General Release is not intended to bar any claims that, by statute, may not be waived, such as any challenge to the validity of Executive’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.
          3.2 The parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Separation Agreement and agree, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

          3.3 The parties declare and represent that they intend this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and the parties intend the release herein to be final and complete. The parties execute this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
          3.4 Executive expressly waives his right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Executive or on his behalf, related in any way to the matters released herein.
     4. Representation Concerning Filing of Legal Actions. The parties represent that, as of the date of this Separation Agreement, they have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against each other or any of the other Released Parties in any court or with any governmental agency.
     5. Mutual Nondisparagement. Executive agrees that he will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of ImaRx or any of the other Released Parties. Similarly, ImaRx, through its officers and directors, agrees that it will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Executive.
     6. Confidentiality and Return of ImaRx Property.
          6.1 Confidential Separation Information. Executive agrees that the terms and conditions of this Separation Agreement, as well as the discussions that led to the terms and conditions of this Separation Agreement (collectively referred to as the “Confidential Separation Information”) are intended to remain confidential between Executive and ImaRx. Executive further agrees that he will not disclose the Confidential Separation Information to any other persons, except that Executive may disclose such information to his immediate family members and to his attorney(s) and accountant(s), if any, to the extent needed for legal advice or income tax reporting purposes. When releasing this information to any such person, Executive shall advise the person receiving the information of its confidential nature. Neither Executive, nor anyone to whom the Confidential Separation Information has been disclosed will respond to, or in any way participate in or contribute to, any public discussion, notice or other publicity concerning the Confidential Separation Information. Without limiting the generality of the foregoing, Executive specifically agrees that neither he, his immediate family, his attorney nor his accountant, if any, shall disclose the Confidential Separation Information to any current, former or prospective employee of ImaRx. Nothing in this section will preclude Executive from disclosing information required in response to a subpoena duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or from giving full, truthful and cooperative answers in response to a duly issued subpoena.
          6.2 Confidential or Proprietary Information. Executive also agrees that he will not use, remove from ImaRx’s premises, make unauthorized copies of or disclose any confidential or proprietary information of ImaRx or any affiliated or related entities, including but not limited to, their trade secrets, copyrighted information, customer lists, any information encompassed in any research and development, reports, work in progress, drawings, software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all concepts or ideas, materials or information related to the business or sales of ImaRx and any affiliated or related entities that has not previously been released to the public by an authorized representative of those companies.
          6.3 Continuing Obligations. Executive agrees to abide by all the surviving provisions of the Employment Agreement and the Invention and Confidential Information Agreement, including but not limited to, promises to protect all confidential and proprietary information of ImaRx and promises not to compete with ImaRx, not to solicit any of ImaRx’s employees, and not to induce any of ImaRx’s customers to discontinue doing business with ImaRx for a period of 12 months from the Separation Date.
          6.4 Return of Company Property. By signing this Separation Agreement, Executive represents and warrants that he will have returned to ImaRx on or before the Separation Date, all ImaRx property, including all confidential and proprietary information, as described in paragraph 6.2 above or the Invention and Confidential Information Agreement, and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same, except at provided in paragraph 1.3 above.
     7. Enforcement. If Executive breaches any of the terms in paragraphs 5 or 6 above or their subparts, ImaRx will immediately cease making the separation payments described in subparagraph 1.1 above, to the extent those payments have not yet been made. This shall in no way limit ImaRx’s right to pursue all legal and equitable remedies available to it as a result of Executive’s breach of this Separation Agreement.
     8. No Admissions. By entering into this Separation Agreement, the parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
     9. Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Executive, by this Separation Agreement, is advised to consult with an attorney before executing this Separation Agreement.
          9.1 Acknowledgments/Time to Consider. Executive acknowledges and agrees that (a) he has read and understands the terms of this Separation Agreement; (b) he has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) that he has obtained and considered such legal counsel as Executive deems necessary; (d) that he has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Executive may elect not to use the full 21-day period at his option); and (e) that by signing this Separation Agreement, Executive acknowledges that he does so freely, knowingly, and voluntarily.
          9.2 Revocation/Effective Date. This Separation Agreement shall not become effective or enforceable until the eighth day after Executive signs this Separation Agreement. In other words, Executive may revoke Executive’s acceptance of this Separation Agreement within seven (7) days after the date Executive signs it. Executive’s revocation must be in writing and received by ImaRx’s President & CEO by 5:00 p.m. on the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package shall become due and payable in accordance with paragraph 1, provided this Separation Agreement has not been revoked.
          9.3 Preserved Rights of Executive. This Separation Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in

Employment Act that arise after the execution of this Separation Agreement. In addition, this Separation Agreement does not prohibit Executive from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.
     10. Severability. In the event any provision of this Separation Agreement shall be found unenforceable by an arbitrator or a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
     11. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Arizona.
     12. Binding on Successors. The parties agree that this Separation Agreement shall be binding on, and inure to the benefit of, his or its successors, heirs and/or assigns.
     13. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by either party in breach hereof.
     14. Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Separation Agreement.
     15. Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of the Employment Agreement and Inventions and Confidential Information Agreement signed by Executive, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. It is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Executive’s separation of employment with ImaRx and settlement of all claims between the parties other than those set forth in this Separation Agreement. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.
THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	11-24-06	By:	/s/ Evan C. Unger
Evan C. Unger, MD
ImaRx Therapeutics, Inc.

Dated:	11/28/06	By:	/s/ Bradford A. Zakes
Bradford A. Zakes
President & CEO